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                                                                 EXHIBIT 99.3




                                                                PRESS RELEASE



EDITORIAL CONTACTS:                          INVESTOR RELATIONS:
Jonathan Bloom                               Robert Hersh
McGrath/Power Public Relations               Oak Technology
(408) 727-0351 x-313                         (408) 328-6899
                                             investor_relations@oaktech.com


                      OAK TECHNOLOGY REPORTS FOURTH QUARTER
                          AND FISCAL YEAR 1999 RESULTS

SUNNYVALE, Calif., July 28, 1999 -- Oak Technology, Inc. (NASDAQ:OAKT), a provider of enabling technology to the optical storage, digital office equipment and consumer electronics markets, today reported results for the fourth quarter of 1999 and fiscal year ending June 30, 1999. Net sales during the fourth quarter were $13.3 million, compared to $28.9 million for the fiscal 1998 fourth quarter. Net loss and loss per diluted share for the quarter were $15.8 million and $0.39 respectively, compared to a net loss of $4.8 million and loss per diluted share of $0.12 reported for the fourth quarter of fiscal 1998.

         Results for the fourth quarter of fiscal year 1999 included a $2.8 million loss provision (included in cost of goods sold) related to a foundry agreement with one of the Company's suppliers.

         For the 12 months ended June 30, 1999, net sales totaled $71.1 million as compared to sales of $157.1 million in the prior year. The Company reported a net loss of $50.7 million for fiscal year 1999, compared to net income of $5.9 million in the previous year. The net loss per diluted share in fiscal 1999 was $1.24 compared with net income per diluted share of $0.14 in fiscal 1998. The Company's year ending cash position was at $133.2 million.

         Oak's Board of Directors today approved a stock repurchase plan authorizing the purchase of up to four million shares of Oak Technology Common Stock. Repurchases will be made from time to time in open market or privately negotiated transactions over one year, unless further extended by the Board. The plan authorizes, but does not require, Oak to purchase all four million shares.

                                    - more -


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         Commenting on the results, Oak's president and chief executive officer
Young Sohn stated,

         "This has been a challenging year, as is reflected in our net sales and operating results for both the fiscal year and the recent quarter. When I joined Oak in March, I was chartered with returning the Company to profitability and redefining its long-term business strategy. With a new management team in place, we are now working on a strategic roadmap that we believe will position the Company for both profitability and sustained revenue growth."

FOURTH QUARTER BUSINESS REVIEW

OPTICAL STORAGE GROUP -- Since the introduction of the first CD-ROM controller, Oak's optical storage products have been the choice of top-tier OEM customers worldwide. To date, Oak has shipped over 125 million optical storage controllers and its products are in more than 50% of the optical drive worldwide installed base.

         With Oak's next generation optical storage products, the Company is targeting the CD-Recordable / Rewritable (CD-RW) marketplace. This market is fueled by strong retail sales with growth being generated by the adoption of CD-RW drives by major PC OEMs. These advanced optical solutions from Oak enable the next generation of audio recording applications that include both standard home recordings of CDs and the creation of custom audio CDs derived from MP3 files downloaded from the Internet.

         IMAGING GROUP -- Oak Technology, through its Pixel Magic brand, is a leading provider of advanced compression and image processors and technology for the connected office. Oak is a key technology partner to the world's premier digital office equipment OEMs. Oak's systems expertise and industry-leading compression engines, imaging DSPs and resolution enhancement processors help drive the performance capabilities of today's most advanced digital copiers, printers, fax machines, scanners and multifunction peripherals. Oak's Pixel Magic imaging processors provide its OEM customers with state-of-the-art features including full speed 2x rendering (1200dpi), edge enhancement, color capability and multi-bit printing for photo-realistic images and clean, crisp text and line art.

         THE FOREGOING STATEMENTS CONTAIN FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FACTORS THAT COULD CAUSE ACTUAL OUTCOME TO DIFFER MATERIALLY FROM THOSE SET FORTH INCLUDE, WITHOUT LIMITATION, MARKET CONDITIONS IN THE PERSONAL COMPUTER AND SEMICONDUCTOR INDUSTRIES, THE DEGREE OF COMPETITIVENESS OF THE COMPANY'S CUSTOMERS, THE RATE OF ADOPTION OF NEW TECHNOLOGY, THE RATE AT WHICH THE PC INDUSTRY MOVES TO CD-RW AND DVD DRIVES, AND THE COMPANY'S CUSTOMERS' PERCEPTIONS THEREOF, PRODUCT DEVELOPMENT SCHEDULES, THE COMPANY'S ABILITY TO CONTROL EXPENSES, AND OTHER RISKS THAT ARE CONTAINED IN DOCUMENTS WHICH THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION. FOR A DISCUSSION OF SUCH RISKS, SEE THE COMPANY'S MOST RECENT SEC FORM 10-K AND 10-Q.

                                    - more -

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ABOUT OAK TECHNOLOGY

         Founded in 1987, Oak Technology, Inc. designs, develops, and markets high-performance semiconductors and related software to original equipment manufacturers worldwide who serve the optical storage, consumer electronics and digital office equipment markets. Oak has subsidiaries in Japan (Oak Technology K.K.); Taiwan (Oak Technology, Taiwan); Andover, Mass. (Oak's Imaging Group); Bristol, U.K. (Oak Technology Ltd.); and Munich, Germany (Oak Technology GmbH). The Company completed its initial public offering in February 1995. Additional information about Oak Technology and its products can be found on the World Wide Web at www.oaktech.com.

                                       ###


Oak Technology and the Oak logo are registered trademarks of Oak Technology, Inc. All other registered trademarks and trademarks are mentioned for identification purposes only and may belong to their respective holders.

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                   OAK TECHNOLOGY, INC. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               (Unaudited)
                                                            THREE MONTHS ENDED             FISCAL YEAR ENDED
                                                                 JUNE 30,                      JUNE 30,
                                                         ---------------------          ---------------------
                                                            1999         1998             1999          1998
                                                         --------     --------          --------     --------
Net revenues                                             $ 13,258     $ 28,910          $ 71,051     $157,106
Cost of revenues                                            9,004       17,426            39,619       82,558
                                                         --------     --------          --------     --------
  Gross profit                                              4,254       11,484            31,432       74,548

Research and development expenses                          13,382       14,257            51,229       49,658
Selling, general, and administrative expenses               8,292        7,936            35,110       30,905
Restructuring charges                                          --           --                --        1,766
Acquired in-process technology                                 --        1,323             7,161        1,323
                                                         --------     --------          --------     --------
  Operating income (loss)                                 (17,420)     (12,032)          (62,068)      (9,104)

Nonoperating income                                         1,205        4,041             5,532       16,101
                                                         --------     --------          --------     --------
  Income (loss) before income taxes                       (16,215)      (7,991)          (56,536)       6,997

Income tax expense (benefit)                                 (432)      (3,147)           (5,836)       1,050
                                                         --------     --------          --------     --------
  Net income (loss)                                      $(15,783)    $ (4,844)         $(50,700)    $  5,947
                                                         --------     --------          --------     --------
                                                         --------     --------          --------     --------

Net income (loss) per share:
  Basic                                                  $  (0.39)    $  (0.12)         $  (1.24)    $   0.14
                                                         --------     --------          --------     --------
                                                         --------     --------          --------     --------
  Diluted                                                $  (0.39)    $  (0.12)         $  (1.24)    $   0.14
                                                         --------     --------          --------     --------
                                                         --------     --------          --------     --------

Shares used in computing net income (loss) per share:
  Basic                                                    40,902       41,532            40,819       41,739
                                                         --------     --------          --------     --------
                                                         --------     --------          --------     --------
  Diluted                                                  40,902       41,532            40,819       42,493
                                                         --------     --------          --------     --------
                                                         --------     --------          --------     --------

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                    OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                              (IN THOUSANDS)

                                                          (Unaudited)
                                                            JUNE 30,         JUNE 30,
                                                             1999              1998
                                                           --------         --------
ASSETS

Current assets:

  Cash and investments                                     $133,203         $117,225
  Accounts receivable, net                                    8,251           17,605
  Inventories                                                 1,819            7,558
  Foundry deposits, current                                   9,061            2,944
  Prepaid expenses and other current assets                  10,958           16,323
                                                           --------         --------
    Total current assets                                    163,292          161,655

Property and equipment, net                                  21,961           25,114
Foundry deposits                                              7,760           18,231
Investment in foundry venture                                    --           51,216
Other assets                                                 10,586            5,195
                                                           --------         --------
    Total assets                                           $203,599         $261,411
                                                           --------         --------
                                                           --------         --------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Notes payable and current portion of long-term debt      $     25         $  2,625
  Accounts payable                                            3,648            6,236
  Other accrued liabilities                                   8,636            8,480
                                                           --------         --------
    Total current liabilities                                12,309           17,341

Long-term liabilities                                         1,899            2,862
                                                           --------         --------
    Total liabilities                                        14,208           20,203
                                                           --------         --------
Stockholders' equity:

  Common stock                                              155,389          156,506
  Retained earnings                                          34,002           84,702
                                                           --------         --------
    Total stockholders' equity                              189,391          241,208
                                                           --------         --------
    Total liabilities and stockholders' equity             $203,599         $261,411
                                                           --------         --------
                                                           --------         --------